UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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iRobot Corporation
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IRBT Employee Letter re: RMC Nominations

February 18, 2016

All,
As you may be aware, earlier today one of our stockholders, Red Mountain, reiterated their recommendations for our company, and their intention to nominate two candidates to stand for election to the Board of Directors at our upcoming 2016 annual stockholders meeting. While we are disappointed with Red Mountain’s approach given our attempts to work constructively with them over the past 10 months, their recommendations are not new, and we knew their nomination of Board candidates was a possibility. iRobot has issued a formal response via a press release that you can read here.
I want to be clear that this action by Red Mountain has no effect on our operations or our day-to-day work. We have always prioritized what is in the best interest of our employees, stockholders and customers, and we will continue to do so. Our mission of building robots that empower people to do more remains the same, and we are making significant progress executing on our strategic initiatives to drive growth and enhance value. Coming off a successful 2015, and thanks in large part to your hard work, I am extremely confident in both the near- and long-term potential of our business.

A date has not yet been set for our 2016 annual meeting of stockholders, but as we move forward, we expect to issue public statements and will send materials to our stockholders regarding the agenda for the annual meeting and candidates up for election. Like in politics, you may see Red Mountain “campaigning” for its candidates, which could include arguments for why its directors are qualified to be on our Board. Throughout this time, our Board and management team will also make clear our perspectives, approach and dedication to enhancing value.

As a result of this increased activity, you are likely to see greater media and investor attention focused on Red Mountain and iRobot. It is important for us to speak with one voice when it comes to matters like this, so we ask that you forward any media inquiries to Matt Lloyd at mlloyd@irobot.com and any investor inquiries to Elise Caffrey at ecaffrey@irobot.com.

Throughout this period, we need to follow certain legal procedures to ensure we are in compliance with the Securities and Exchange Commission. This is common for all companies in similar situations and explains why we have included the below financial disclaimers at the end of this note.

If you have any questions about the press release, please feel free to send them to me or your manager. We will also be providing periodic updates about Red Mountain as necessary.

-Colin

Forward Looking Statements

This document contains express or implied forward-looking statements relating to, among other things, iRobot Corporation's expectations concerning management's plans for execution of a stock repurchase program, including the maximum amount and duration of purchases of our common stock under our authorized stock repurchase program. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results and actions to differ materially from those contemplated in these forward-looking statements. iRobot Corporation undertakes no obligation to update or revise the information contained in this document, whether as a result of new information, future events or circumstances or otherwise.

Important Stockholder Information

iRobot Corporation (“iRobot” or the “Company”) plans to file with the SEC and mail to its stockholders a proxy statement in connection with the Company’s 2016 Annual Meeting. The proxy statement will contain important information about the Company, the 2016 Annual Meeting and related matters.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT SOLICITATION MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION.

The proxy statement and other relevant solicitation materials (when they become available), and any and all documents filed by the Company with the SEC, may be obtained by investors and security holders free of charge at the SEC’s web site at www.sec.gov. In addition, the Company’s filings with the SEC, including the proxy statement and other relevant solicitation materials (when they become available), may be obtained, without charge, from the Company by directing a request to the Company at 8 Crosby Drive, Bedford, MA 01730, Attention: Investor Relations. Such materials are also available at www.irobot.com.

Certain Information Concerning Participants

The Company and its directors and officers and other persons may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the 2016 Annual Meeting. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock will be set forth in the definitive proxy statement for the Company’s 2016 Annual Meeting, which will be filed with the SEC. Stockholders may obtain additional information regarding the interests of the Company and its directors and executive officers by reading the proxy statement and other relevant solicitation materials (when they become available).